                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   January 10, 1996
                                                ------------------------------


                             Cardinal Health, Inc.
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Ohio                           0-12591              31-0958666
------------------------------------------------------------------------------
(State or other jurisdiction            (Commission          (IRS Employer
 of incorporation)                        File Number)        Identification
                                                              Number)



 5555 Glendon Court, Dublin, Ohio                          43016
------------------------------------------------------------------------------
 (Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code (614) 717-5000
                                                   --------------

655 Metro Place South, Suite 925, Dublin, Ohio                   43017
------------------------------------------------------------------------------
(Former name or former address, if changed since last report)   (Zip Code)

Item 5.    Other Events
           ------------

           On November 13, 1995 the Registrant announced that it completed its merger of a wholly-owned subsidiary with and into Medicine Shoppe International, Inc. The restated supplemental consolidated financial statements of the Registrant are filed herein pursuant to
           Part I, Item 11 (b)(iii) of Form S-3 in conjunction with the Registrant's shelf registration statements previously filed on Form S-3 (file No. 33-57223 and No. 33-62198).

Item 7.    Financial Statements and Exhibits
           ---------------------------------

           (a) Supplemental consolidated financial statements of Cardinal Health, Inc. and Medicine Shoppe International, Inc. prepared under the pooling-of-interests method of accounting:



                -  INDEPENDENT AUDITORS' REPORTS

                -   FINANCIAL STATEMENTS

                Supplemental Consolidated Statements of Earnings for the Fiscal
                   Quarters Ended September 30, 1995 and September 30,
                   1994, and the Fiscal Years Ended June 30, 1995, June 30, 1994 and March 31, 1993

                Supplemental Consolidated Balance Sheets at September 30, 1995,
                   June 30, 1995, and June 30, 1994

                Supplemental Consolidated Statements of Shareholders' Equity for
                   the Fiscal Quarter Ended September 30, 1995 and for the Fiscal Years Ended June 30, 1995, June 30, 1994, and March 31, 1993

                Supplemental Consolidated Statements of Cash Flows for the
                   Fiscal Quarters Ended September 30, 1995 and September
                   30, 1994, and the Fiscal Years Ended June 30, 1995, June 30, 1994 and March 31, 1993

                Notes to Supplemental Consolidated Financial Statements

           (c)     Exhibits

                   23.01 Consent Of DELOITTE & TOUCHE LLP
                   23.02 Consent of Arthur Andersen LLP


                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                CARDINAL HEALTH, INC.

January 10, 1996                                By  /s/ David Bearman
                                                    -------------------------
                                                    David Bearman
                                                    Executive Vice President
                                                    and Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of Cardinal Health, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Cardinal Health, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related supplemental consolidated statements of earnings, shareholders' equity, and cash flows for the years ended June 30, 1995 and 1994, and March 31, 1993. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. The supplemental financial statements give retroactive effect to the merger of a wholly owned subsidiary of Cardinal Health, Inc. with and into Medicine Shoppe International, Inc. on November 13, 1995, which business combination has been accounted for as a pooling-of-interests as described in Note 3 to the supplemental financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Cardinal Health, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued. We did not audit the statements of earnings, shareholder's equity, and cash flows of Whitmire Distribution Corporation for the year ended July 3, 1993, which statements reflect shareholders' equity of $2,223,000 as of July 3, 1993; net sales of $2,666,829,000 and net earnings available for common shares before cumulative effect of change in accounting principle of $4,039,000 for the year ended July 3, 1993. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Whitmire Distribution Corporation in the March 31, 1993 financial statements, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall supplemental financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for the years ended June 30, 1995 and 1994 and March 31, 1993 in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109 by applying it retroactively effective April 1, 1992.




DELOITTE & TOUCHE LLP

Columbus, Ohio
January 5, 1996

Report of Independent Public Accountants


To the Board of Directors of
  Whitmire Distribution Corporation:

We have audited the statement of operations of Whitmire Distribution Corporation (a Delaware corporation), for the year ended July 3, 1993, and the related statements of stockholders' equity and cash flows for the year ended July 3, 1993 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and cash flows of Whitmire Distribution Corporation for the year ended July 3, 1993, in conformity with generally accepted accounting principles.




Arthur Andersen & Co.

Sacramento, California
September 3, 1993

(Except with respect to the matter discussed in Note 10, as to which date is October 11, 1993)


                                              CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS
                                             (In Thousands, Except Per Share Amounts)

                                                                  Fiscal Quarter Ended               Fiscal Year Ended
                                                               ----------------------------   ------------------------------------
                                                               September 30,  September 30,   June 30,      June 30,     March 31,
                                                                   1995           1994          1995         1994          1993
                                                               ------------   ------------   ----------   ----------    ----------
                                                                (Unaudited)   (Unaudited)
Net revenues                                                    $2,047,138    $1,832,128    $7,859,919    $5,838,574    $4,676,277
Cost of products sold                                            1,917,126     1,718,046     7,350,709     5,443,020     4,343,289
                                                                ----------    ----------    ----------    ----------    ----------
Gross margin                                                       130,012       114,082       509,210       395,554       332,988

Selling, general and administrative expenses                        87,217        77,358       321,513       252,438       221,496

Unusual items:
  Merger costs                                                                                               (35,880)
  Termination fee                                                                                                           13,466
  Restructuring and other charges                                                                                          (18,904)
                                                                ----------    ----------    ----------    ----------    ----------
Operating earnings                                                  42,795        36,724       187,697       107,236       106,054

Other income (expense):
  Interest expense                                                  (4,140)       (3,856)      (19,341)      (18,140)      (26,623)
  Other, net-primarily interest income                               1,368           599         3,214         3,563         5,826
                                                                ----------    ----------    ----------    ----------    ----------
Earnings before income taxes and cumulative
  effect of change in accounting principle                          40,023        33,467       171,570        92,659        85,257

Provision for income taxes                                          16,531        13,757        70,570        43,464        32,152
                                                                ----------    ----------    ----------    ----------    ----------
Earnings before cumulative effect of
  change in accounting principle                                    23,492        19,710       101,000        49,195        53,105

Preferred dividends declared/accretion                                                                        (1,205)       (2,876)
                                                                ----------    ----------    ----------    ----------    ----------
Earnings available for Common Shares before
  cumulative effect of change in accounting principle               23,492        19,710       101,000        47,990        50,229

Cumulative effect of change in accounting principle                                                                        (10,000)
                                                                ----------    ----------    ----------    ----------    ----------
Net earnings available for Common Shares                        $   23,492    $   19,710    $  101,000    $   47,990    $   40,229
                                                                ==========    ==========    ==========    ==========    ==========
Primary earnings per Common Share:
  Before cumulative effect of change in accounting principle    $     0.48    $     0.42    $     2.07    $     1.04    $     1.22
  Cumulative effect of change in accounting principle                                                                        (0.24)
                                                                ----------    ----------    ----------    ----------    ----------
  Net                                                           $     0.48    $     0.42    $     2.07    $     1.04    $     0.98
                                                                ==========    ==========    ==========    ==========    ==========
Fully diluted earnings per Common Share:
  Before cumulative effect of change in accounting principle    $     0.48    $     0.42    $     2.07    $     1.04    $     1.18
  Cumulative effect of change in accounting principle                                                                        (0.22)
                                                                ----------    ----------    ----------    ----------    ----------
  Net                                                           $     0.48    $     0.42    $     2.07    $     1.04    $     0.96
                                                                ==========    ==========    ==========    ==========    ==========
Weighted average number of Common Shares outstanding:
  Primary                                                           49,269        47,114        48,698        46,004        41,046
  Fully diluted                                                     49,352        47,193        48,748        46,091        45,355


                                 The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)



                                                                September 30,        June 30,         June 30,
                                                                    1995              1995             1994
                                                               --------------    --------------   --------------
                                                                (Unaudited)
ASSETS
  Current assets:
    Cash and equivalents                                       $      48,115     $     42,525     $     58,053
    Marketable securities available for sale                          40,256           40,695           11,105
    Trade receivables                                                581,709          529,672          354,983
    Merchandise inventories                                        1,120,739        1,071,811          868,210
    Prepaid expenses and other                                        27,610           25,472           28,650
                                                               --------------    --------------   --------------
      Total current assets                                         1,818,429        1,710,175        1,321,001
                                                               --------------    --------------   --------------

  Property and equipment, at cost:
    Land, buildings and improvements                                  48,546           47,149           28,890
    Machinery and equipment                                          120,189          113,123           81,925
    Furniture and fixtures                                            24,107           23,015           14,078
                                                               --------------    --------------   --------------
      Total                                                          192,842          183,287          124,893
    Accumulated depreciation and amortization                       (91,084)         (86,205)         (63,091)
                                                               --------------    --------------   --------------
    Property and equipment, net                                      101,758           97,082           61,802

  Marketable securities available for sale                             5,827            7,118            5,576
  Finance notes and accrued interest receivable, net                  28,079           27,278           24,522
  Other assets                                                        76,489           78,023           54,237
                                                               --------------    --------------   --------------
      Total                                                    $   2,030,582     $  1,919,676     $  1,467,138
                                                               ==============    ==============   ==============


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Notes payable, banks                                       $      19,800     $      3,000     $     25,000
    Current portion of long-term obligations                           2,102            2,083            2,929
    Accounts payable                                               1,025,397          952,206          697,853
    Other accrued liabilities                                        115,818          116,789           93,373
                                                               --------------    --------------   --------------
      Total current liabilities                                    1,163,117        1,074,078          819,155
                                                               --------------    --------------   --------------

  Long-term obligations, less current portion                        208,179          209,202          210,038
  Other liabilities                                                   12,905           12,710            2,330

  Shareholders' equity:
    Common Shares, without par value                                 362,261          360,468          269,031
    Retained earnings                                                291,509          270,363          173,947
    Common Shares in treasury, at cost                                (4,189)          (4,011)          (3,390)
    Unamortized restricted stock awards                               (3,200)          (3,134)          (3,973)
                                                               --------------    --------------   --------------
      Total shareholders' equity                                     646,381          623,686          435,615
                                                               --------------    --------------   --------------
        Total                                                  $   2,030,582     $  1,919,676     $  1,467,138
                                                               ==============    ==============   ==============

                                 The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH  INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF
                      SHAREHOLDERS' EQUITY (In Thousands)



                                                                           Common Shares
                                                                   ------------------------                  Treasury Shares
                                                                       Shares                   Retained  -----------------------
                                                                       Issued       Amount      Earnings    Shares      Amount
                                                                   -----------  -----------   ----------- ----------  -----------
BALANCE, MARCH 31, 1992                                                 30,432  $   176,428  $     94,006      (148)  $   (2,384)
Earnings before cumulative effect of change in accounting
   principle and preferred dividends                                                               53,105
Cumulative effect of change in accounting principle                                              (10,000)
Shares issued in connection with stock options                             304        2,628
Stock option compensation                                                             5,247
Restricted stock awards                                                     40        1,054
Amortization of restricted stock awards
Treasury shares acquired                                                                                        (24)        (690)
Shares repurchased and retired                                           (221)        (555)       (4,683)
Dividends paid and preferred stock accretion                                                      (7,724)
Tax benefits related to restricted stock and stock options                            1,984
Miscellaneous other                                                                   (840)           840
                                                                   -----------  -----------   ----------- ----------  -----------
BALANCE, MARCH 31, 1993                                                 30,555      185,946       125,544      (172)      (3,074)
Earnings before preferred dividends                                                                49,195
Shares issued pursuant to the conversion of $75 million of
   convertible debentures                                                3,423       73,140
Shares issued pursuant to the acquisition of Solomons Company              849       18,006
Shares repurchased and retired                                           (716)     (15,662)       (3,238)
Shares issued in connection with stock options and warrants              2,542        1,308
Restricted stock awards                                                     47        1,984
Amortization of restricted stock awards
Treasury shares acquired and restricted stock forfeitures                                                        (8)        (316)
Dividends paid                                                                                    (7,645)
5-for-4 stock split effected as a stock dividend and cash
   paid in lieu of fractional shares                                     7,564                       (16)
Adjustment to change fiscal year of Cardinal Health, Inc.                                           9,759
Equity of PRN Services, Inc. on merger date (see Note 3)                   237           34           348
Tax benefits related to restricted stock and stock options                            4,275
                                                                   -----------  -----------   ----------- ----------  -----------
BALANCE, JUNE 30, 1994                                                  44,501      269,031       173,947      (180)      (3,390)
Net earnings                                                                                      101,000
Shares issued in connection with stock options                           1,405        2,618
Restricted stock awards                                                      2           64
Amortization of restricted stock awards
Tax benefits related to restricted stock and stock options                           18,136
Treasury shares acquired                                                                                        (13)        (621)
Shares repurchased and retired                                           (186)        (300)       (4,805)
Dividends paid                                                                                    (9,107)
Equity of Behrens, Inc. on merger date (See Note 3)                        944          451         9,328
Shares issued in connection with stock offering                          1,867       70,468
                                                                   -----------  -----------   ----------- ----------  -----------
BALANCE, JUNE 30, 1995                                                  48,533      360,468       270,363      (193)      (4,011)
Net earnings                                                                                       23,492
Shares issued in connection with stock options                             256        1,536
Restricted stock awards                                                      5          257
Amortization of restricted stock awards
Treasury shares acquired and restricted stock forfeitures                                                        (4)        (178)
Dividends paid                                                                                    (2,346)
                                                                   -----------  -----------   ----------- ----------  -----------
BALANCE, SEPTEMBER 30, 1995 (Unaudited)                                 48,794  $   362,261  $    291,509      (197)  $   (4,189)
                                                                   ===========  ===========   =========== ==========  ===========






                                                                      Unamortized          Total
                                                                       Restricted       Shareholders'
                                                                      Stock  Awards       Equity
                                                                     --------------- ---------------
BALANCE, MARCH 31, 1992                                              $       (2,651)  $      265,399
Earnings before cumulative effect of change in accounting
   principle and preferred dividends                                                          53,105
Cumulative effect of change in accounting principle                                         (10,000)
Shares issued in connection with stock options                                                 2,628
Stock option compensation                                                                      5,247
Restricted stock awards                                                      (1,054)
Amortization of restricted stock awards                                          701             701
Treasury shares acquired                                                                       (690)
Shares repurchased and retired                                                               (5,238)
Dividends paid and preferred stock accretion                                                 (7,724)
Tax benefits related to restricted stock and stock options                                     1,984
Miscellaneous other
                                                                     --------------- ---------------
BALANCE, MARCH 31, 1993                                                      (3,004)         305,412
Earnings before preferred dividends                                                           49,195
Shares issued pursuant to the conversion of $75 million of
   convertible debentures                                                                     73,140
Shares issued pursuant to the acquisition of Solomons Company                                 18,006
Shares repurchased and retired                                                              (18,900)
Shares issued in connection with stock options and warrants                                    1,308
Restricted stock awards                                                      (1,984)
Amortization of restricted stock awards                                          985             985
Treasury shares acquired and restricted stock forfeitures                         30           (286)
Dividends paid                                                                               (7,645)
5-for-4 stock split effected as a stock dividend and cash
   paid in lieu of fractional shares                                                            (16)
Adjustment to change fiscal year of Cardinal Health, Inc.                                      9,759
Equity of PRN Services, Inc. on merger date (see Note 3)                                         382
Tax benefits related to restricted stock and stock options                                     4,275
                                                                     --------------- ---------------
BALANCE, JUNE 30, 1994                                                       (3,973)         435,615
Net earnings                                                                                 101,000
Shares issued in connection with stock options                                                 2,618
Restricted stock awards                                                         (64)
Amortization of restricted stock awards                                          903             903
Tax benefits related to restricted stock and stock options                                    18,136
Treasury shares acquired                                                                       (621)
Shares repurchased and retired                                                               (5,105)
Dividends paid                                                                               (9,107)
Equity of Behrens, Inc. on merger date (See Note 3)                                            9,779
Shares issued in connection with stock offering                                               70,468
                                                                     --------------- ---------------
BALANCE, JUNE 30, 1995                                                       (3,134)         623,686
Net earnings                                                                                  23,492
Shares issued in connection with stock options                                                 1,536
Restricted stock awards                                                        (257)
Amortization of restricted stock awards                                          177             177
Treasury shares acquired and restricted stock forfeitures                         14           (164)
Dividends paid                                                                               (2,346)
                                                                     --------------- ---------------
BALANCE, SEPTEMBER 30, 1995 (Unaudited)                              $       (3,200)  $      646,381
                                                                     =============== ===============



        The accompanying notes are an integral part of these statements.

                                               CARDINAL HEALTH INC. AND SUBSIDIARIES
                                        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                          (In Thousands)

                                                                   Fiscal Quarter Ended               Fiscal Year Ended
                                                               ----------------------------   ------------------------------------
                                                               September 30,  September 30,   June 30,      June 30,     March 31,
                                                                   1995           1994          1995         1994          1993
                                                               ------------   ------------   ----------   ----------    ----------
                                                                (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Earnings before cumulative effect of change in
    accounting principle                                          $23,492      $ 19,710      $101,000      $ 49,195      $ 53,105
  Adjustments to reconcile earnings before cumulative effect of change in accounting principle to net cash from operations:
  Depreciation and amortization                                     6,065         5,334        21,837        17,611        18,878
  Stock option compensation                                                                                                 5,247
  Provision for deferred income taxes                                                          24,037       (11,616)      (10,285)
  Provision for bad debts                                           2,174         2,117        12,170        11,629         6,176
  Change in operating assets and liabilities net of effects
    from acquisitions:
      Increase in trade and finance notes receivables             (55,012)      (79,414)     (133,985)      (91,315)      (11,516)
      Increase in merchandise inventories                         (48,928)      (48,552)     (159,036)     (232,178)      (51,343)
      Increase in accounts payable                                 73,191       140,061       153,059       170,114       128,655
      Other operating items, net                                   (1,671)       (1,471)        6,888        21,755         8,279
                                                                  -------      --------      --------      --------      --------
  Net cash provided by (used in) operating activities                (689)       37,785        25,970       (64,805)      147,196
                                                                  -------      --------      --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of subsidiary, net of cash acquired                               (15,784)      (16,447)
  Proceeds from sale of property and equipment                                                     91         1,079           111
  Additions to property and equipment                             (10,273)       (6,904)      (43,523)      (11,812)      (15,093)
  Purchase of marketable securities available for sale            (25,485)       (3,589)     (169,599)     (128,432)     (338,442)
  Proceeds from sale of marketable securities available for sale   27,215         3,128       138,467       197,404       306,632
                                                                  -------      --------      --------      --------      --------
  Net cash provided by (used in) investing activities              (8,543)      (23,149)      (91,011)       58,239       (46,792)
                                                                  -------      --------      --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowing activity                                16,800       (25,000)      (22,000)       25,000
  Reduction of short-term borrowing of an acquired subsidiary                                                (5,226)
  Reduction of long-term obligations                               (1,004)       (1,012)       (4,876)      (92,701)      (30,495)
  Proceeds from long-term obligations                                                                       100,000
  Issuance costs of long-term obligations and other                                                            (873)
  Proceeds from issuance of Common Shares                           1,536        71,345        73,086         1,302         2,628
  Tax benefit of stock options                                                   16,872        18,136         4,275         1,984
  Dividends on common and preferred shares and cash paid
    in lieu of fractional shares                                   (2,346)       (2,074)       (9,107)       (7,661)       (6,884)
  Redemption of preferred stock                                                                             (20,400)
  Purchase of treasury shares                                        (164)          (48)       (5,726)       (2,730)       (5,928)
                                                                  -------      --------      --------      --------      --------
  Net cash provided by (used in) financing activities              14,822        60,083        49,513           986       (38,695)
                                                                  -------      --------      --------      --------      --------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                     5,590        74,719       (15,528)       (5,580)       61,709

CASH AND EQUIVALENTS AT BEGINNING OF YEAR                          42,525        58,053        58,053        63,633         9,066
                                                                  -------      --------      --------      --------      --------
CASH AND EQUIVALENTS AT END OF YEAR                               $48,115      $132,772      $ 42,525      $ 58,053      $ 70,775
                                                                  =======      ========      ========      ========      ========


                                 The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Cardinal Health, Inc. and subsidiaries (the "Company") is a full service wholesaler distributing a broad line of pharmaceuticals, surgical and hospital supplies, therapeutic plasma and other specialty pharmaceutical products, health and beauty care products, and other items typically sold by hospitals, retail drug stores, and other health care providers. The Company is also a franchisor of apothecary-style pharmacies through its newly acquired subsidiary Medicine Shoppe International, Inc. (see "Basis of Presentation" below). The Company is currently operating in only one business segment.

    The supplemental consolidated financial statements as of September 30, 1995 and for the three months ended September 30, 1995 and 1994 have been prepared in accordance with Securities and Exchange Commission Regulation S-X as it relates to interim period financial statements, and include all of the information and disclosures required by generally accepted accounting principles for interim reporting. In the opinion of management, all adjustments necessary for a fair presentation have been included, and are of a normal and recurring nature. All amounts disclosed throughout the "Notes to the Supplemental Consolidated Financial Statements" for periods or dates subsequent to June 30, 1995 are unaudited.

BASIS OF PRESENTATION

    The supplemental consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated.

    The Company's consolidated financial statements have been restated for the business combination with Medicine Shoppe International, Inc. ("Medicine Shoppe"), which was accounted for pursuant to the pooling-of-interests method. On November 13, 1995, a wholly-owned subsidiary of the Company merged with and into Medicine Shoppe (the "Medicine Shoppe Merger"). Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements will become the historical consolidated financial statements of the Company after financial statements covering the date of the consummation of the business combination with Medicine Shoppe are issued. Previously, on February 7, 1994, Whitmire Distribution Corporation ("Whitmire") merged with and into a wholly-owned subsidiary of the Company (the "Whitmire Merger"), which business combination was accounted for pursuant to the pooling-of-interests method. The term "Cardinal" as used herein refers to Cardinal Health, Inc. and its subsidiaries prior to the Whitmire Merger.

        On March 1, 1994, the Company changed its fiscal year end from March 31 to June 30. The accompanying supplemental consolidated statement of earnings and statement of cash flows for the fiscal year ended March 31, 1993 combine information for Cardinal's and Medicine Shoppe's fiscal years (twelve months) ended March 31, 1993 with Whitmire's fiscal year ended July 3, 1993. The supplemental consolidated balance sheets as of June 30, 1995 and 1994 and the consolidated statements of earnings and cash flows for the fiscal years ended June 30, 1995 and 1994 combine the information of Cardinal, Medicine Shoppe and Whitmire as of those dates.

        Due to the change in fiscal year end, Cardinal's and Medicine Shoppe's results of operations for the three months ended June 30, 1993, are not included in the supplemental consolidated statement of earnings but have been included as an adjustment in the supplemental consolidated statement of shareholders' equity. For the three months ended June 30, 1993, Cardinal's and Medicine Shoppe's net revenues, net earnings and dividends paid were $561,363,000, $11,113,000 and $1,354,000, respectively.

CASH EQUIVALENTS

    The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


MARKETABLE SECURITIES AVAILABLE FOR SALE

    Effective July 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Pursuant to SFAS No. 115, the Company has classified its investment in municipal bonds as available-for-sale. The fair value of the bonds at June 30, 1995 approximates the original cost determined on a specific identification basis and, accordingly, no net unrealized gain or loss has been recorded as a separate component of shareholders' equity. Gross realized and unrealized gains and losses are not significant at June 30, 1995. The current portion of marketable securities available for sale matures on various dates in fiscal 1996 and the long-term portion of marketable securities available for sale matures on various dates through 2025.

    Prior to the adoption of SFAS No. 115, the Company accounted for marketable securities using the lower-of-cost or market rule. The adoption of SFAS No. 115 did not have a material effect on the Company's supplemental consolidated financial statements.

RECEIVABLES

    Trade receivables are primarily comprised of amounts owed to the Company through its wholesaling activities and are presented net of an allowance for doubtful accounts of approximately $31,422,000 and $24,832,000 at June 30, 1995, and June 30, 1994, respectively.

    The Company provides financing to selected franchisees primarily for acquisition and conversion costs, exclusive of origination fees. Such financing arrangements generally require repayment in seven to ten years, at interest rates which fluctuate with the prime rate. Most of these financings are collateralized by property of the franchisees or by third-party guarantors. Finance notes and accrued interest receivable are reported net of allowance for doubtful accounts of approximately $7,385,000 and $7,275,000 at June 30, 1995 and 1994, respectively.

MERCHANDISE INVENTORIES

    Substantially all merchandise inventories are stated at lower of cost, using the last-in, first-out (LIFO) method, or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been higher than reported at June 30, 1995, by $79,365,000 and at June 30, 1994, by $61,852,000.
The June 30, 1994 difference between replacement costs and LIFO values, restated to reflect the pooling-of-interests combination with Behrens, Inc. (see Note 3), was $77,465,000.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are computed using the straight-line method over the estimated useful lives of the assets which range from three to forty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense. Certain software costs related to internally developed or purchased software are capitalized and amortized using the straight-line method over the useful lives, not exceeding three years.

OTHER ASSETS

    Other assets primarily represent intangible assets related to the excess of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives which range from ten to forty years. Accumulated amortization was $18,670,000 and $16,571,000 at June 30, 1995, and June 30, 1994, respectively. At each balance sheet date, a determination is made by management to ascertain whether the intangible assets have been impaired based on several criteria, including, but not limited to, sales trends, undiscounted operating cash flows, and other operating factors.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS





REVENUE RECOGNITION

    The Company records revenues when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. The Company also arranges for direct deliveries to be made to customer warehouses which are excluded from net revenues and totaled $1,779,000,000, $562,000,000 and $467,000,000 in fiscal 1995, 1994 and 1993, respectively. The service fees related to direct deliveries are included in net revenues and were not significant in fiscal 1995, 1994 or 1993.

    The Company also earns franchise and origination fees from its apothecary-style pharmacy franchisees. Franchise fees represent monthly fees based upon franchisees' sales and are recognized as revenues when they are earned. Origination fees from signing new franchise agreements are recognized as revenues when the new franchise store is opened. Master franchise origination fees are recognized as revenues when all significant conditions relating to the master franchise agreement have been satisfied by the Company.

INCOME TAXES

    Effective as of the beginning of fiscal 1993, Cardinal began accounting for income taxes under the liability method by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).
The cumulative effect of adopting this statement ($10,000,000) has been reported as a change in accounting principle retroactive to the beginning of fiscal 1993. Prior to the adoption of SFAS No. 109, income taxes were accounted for in accordance with Accounting Principles Board Opinion No. 11.

EARNINGS PER COMMON SHARE

    Primary earnings per Common Share are based on the weighted average number of Common Shares outstanding during each period and the dilutive effect of stock options and warrants from the date of grant computed using the treasury stock method.

    Fully diluted earnings per Common Share reflect: (a) the dilutive effect of stock options and warrants from the date of grant computed using the treasury stock method; and (b) the full conversion of the 7.25% Convertible Subordinated Debentures due 2015 through their conversion and redemption in July 1993 (see Note 11).

    Prior to the business combination with Medicine Shoppe, the Company paid cash dividends per Common Share of $0.12, $0.09 and $0.07 for the fiscal years ended June 30, 1995 and 1994, and March 31, 1993, respectively. As adjusted for the shares issued in the pooling-of-interests business combination, Medicine Shoppe paid cash dividends per common share of $0.65, $0.57 and $0.48 for the fiscal years ended June 30, 1995 and 1994, and March 31, 1993, respectively.

STOCK SPLIT

    The Company paid a 25% stock dividend on June 30, 1994, to effect a five-for-four stock split of the Company's Common Shares. All share and per share amounts included in the supplemental consolidated financial statements, except the Supplemental Consolidated Statements of Shareholders' Equity, have been adjusted to reflect this stock split.


2.  UNUSUAL ITEMS

    In February 1994, the Company recorded a charge to reflect estimated Whitmire Merger costs of approximately $35.9 million ($28.2 million net of tax), including (a) fees and other transaction costs related to the combination, and (b) other costs expected to be incurred in connection with the integration of Cardinal's and Whitmire's business operations. These estimated costs included approximately $7 million for investment banking, legal, accounting, and

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




other related transaction fees and costs associated with the combination; $13 million for corporate integration and distribution rationalization; $6 million for integration of information systems; and $2 million for restructuring Whitmire's revolving credit agreement. Of these estimated costs, approximately $7 million pertained to the revaluation of certain operating assets and $2 million pertained to employee relocation, retraining and termination costs. At June 30, 1995, the Company had incurred actual costs aggregating approximately $26.9 million relating to the Whitmire Merger. During the three months ended September 30, 1995, the Company incurred Whitmire merger costs of approximately $3.0 million and as of September 30, 1995 has incurred aggregate costs of approximately $29.9 million. The estimated remaining merger costs to be incurred totaled $6.0 million at September 30, 1995, and the Company's current estimates of the merger costs ultimately to be incurred are not materially different than the amounts originally recorded. The Company anticipates that the remainder of these costs will be expended during fiscal 1996. The modification of the terms of certain Whitmire stock options in fiscal 1993 also resulted in a one-time stock option compensation charge of approximately $5.2 million (see Note 11).

    During fiscal 1993, the Company received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with the Company.

    Also during fiscal 1993, the Company recorded charges totaling approximately $13.7 million, primarily related to the closing of certain non-core operations and the rationalization, standardization and improvement of selected distribution operations, information systems and support functions. The charges included the write-down of certain assets, moving costs and other costs associated with the affected operations, and modification costs necessary to centralize and standardize certain information systems and support functions. At June 30, 1995, the initiatives contemplated had been substantially completed in accordance with the original plan and all related funds have been expended.

        The following supplemental information (presented in thousands, except per share amounts), which is presented for purposes of facilitating meaningful comparisons to ongoing operations and to other companies in the drug distribution industry, summarizes the results of operations of the Company, adjusted on a pro forma basis to reflect (a) the elimination of the effect of the unusual items discussed above, and (b) the redemption of Whitmire's preferred stock pursuant to the terms of the Reorganization Agreement. Solely for purposes of the summary presented below, such redemption is assumed to have been funded from the liquidation of investments in tax-exempt marketable securities. See Note 3 for additional information regarding Medicine Shoppe Merger costs and the Whitmire Merger.

                                                                         Fiscal Year Ended
                                                          ----------------------------------------------
                                                              June 30,        June 30,       March 31,
                                                                1995            1994           1993
                                                          --------------  --------------   -------------
        Operating earnings, excluding unusual items       $      187,697  $      143,116   $     111,492
        Earnings before cumulative effect of change
          in accounting principle, excluding unusual items       101,000          77,103          55,423
        Earnings per Common Share before
          cumulative effect of change in accounting
          principle, excluding unusual items:
             Primary                                      $         2.07  $         1.68   $        1.35
             Fully diluted                                $         2.07  $         1.67   $        1.29


    Operating earnings and earnings available for Common Shares before cumulative effect of change in accounting principle ("Earnings") as reported in the Company's supplemental consolidated financial statements are reconciled to the respective amounts in the preceding table as follows (in thousands):

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS





                                                           Fiscal Year                   Fiscal Year
                                                       Ended June 30, 1994          Ended March 31, 1993
                                                   ---------------------------  ----------------------------
                                                     Operating                    Operating
                                                     Earnings       Earnings       Earnings      Earnings
                                                   ------------  -------------  -------------  -------------
       As reported                                 $    107,236  $      47,990  $     106,054  $      50,229
       Supplemental adjustments:
         Merger costs                                    35,880         28,180
         Preferred stock redemptions                                     1,205                         2,876
         Interest adjustment on preferred stock                          (272)                         (575)
         Termination fee                                                             (13,466)        (7,163)
         Restructuring charge                                                          13,657          7,265
         Stock option charge                                                            5,247          2,791
                                                   ------------  -------------  -------------  -------------
       As supplementally adjusted                  $    143,116  $      77,103  $     111,492  $      55,423
                                                   ============  =============  =============  =============


3.  BUSINESS COMBINATIONS

    Effective November 13, 1995, a wholly owned subsidiary of the Company was merged with and into Medicine Shoppe. The Medicine Shoppe Merger was accounted for as a pooling-of-interests business combination. The Company issued 6,425,717 Common Shares to Medicine Shoppe shareholders. In addition, Medicine Shoppe's outstanding stock options were converted into options to purchase approximately 121,000 additional Common Shares.

    The table below presents a reconciliation of net revenues and net earnings available for Common Shares as reported in the accompanying supplemental consolidated financial statements with those previously reported by the Company (in thousands).

                                                           Cardinal         Medicine
                                                            Health           Shoppe          Combined
                                                        --------------   --------------   ---------------
      Fiscal year ended March 31, 1993:
        Net revenues                                    $    4,633,375   $       42,902   $     4,676,277
        Net earnings available for Common Shares        $       27,671   $       12,558   $        40,229
      Fiscal year ended June 30, 1994:
        Net revenues                                    $    5,790,411   $       48,163   $     5,838,574
        Net earnings available for Common Shares        $       33,931   $       14,059   $        47,990
      Fiscal year ended June 30, 1995:
        Net revenues                                    $    7,806,092   $       53,827   $     7,859,919
        Net earnings available for Common Shares        $       84,973   $       16,027   $       101,000
      Fiscal Quarter ended September 30, 1994:
        Net revenues                                    $    1,818,687   $       13,441   $     1,832,128
        Net earnings available for Common Shares        $       16,025   $        3,685   $        19,710
      Fiscal Quarter ended September 30, 1995:
        Net revenues                                    $    2,033,034   $       14,104   $     2,047,138
        Net earnings available for Common Shares        $       20,527   $        2,965   $        23,492

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




    Adjustments affecting net income and shareholders' equity resulting from the Medicine Shoppe Merger to adopt the same accounting practices were not material for any periods presented herein. There were no material intercompany transactions.

    In December 1995 the Company recorded a nonrecurring charge to reflect estimated Medicine Shoppe Merger costs of approximately $11.2 million, net of tax, which include approximately $5.7 million for anticipated investment advisor, banking, legal, accounting, and other related transaction fees and costs associated with the Medicine Shoppe Merger and $5.5 million for integrating operations and implementing efficiencies with regard to information systems, customer systems, marketing programs and administrative functions. Certain Medicine Shoppe Merger costs amounts are based upon estimates of costs to be incurred and actual costs may differ from these estimates.

    On July 18, 1994, the Company issued approximately 944,000 Common Shares in a merger transaction for all of the common shares of Behrens, Inc., a drug wholesaler based in Waco, Texas. The transaction was accounted for as a pooling-of-interests business combination. The impact of the Behrens merger, on both an historical and pro forma basis, is not significant. Accordingly, prior periods have not been restated for the Behrens merger.

    On July 1, 1994, the Company acquired all of the outstanding stock of Humiston-Keeling, Inc., a drug wholesaler based in Calumet City, Illinois, for cash of $33,334,000 in a transaction accounted for by the purchase method. Had the purchase occurred at the beginning of fiscal 1994, operating results on a pro forma basis would not have been significantly different.

    On January 27, 1994, shareholders of Cardinal and Whitmire approved and adopted the Agreement and Plan of Reorganization dated October 11, 1993 (the "Reorganization Agreement"), pursuant to which a wholly owned subsidiary of Cardinal was merged with and into Whitmire effective February 7, 1994. In the Whitmire Merger holders of outstanding Whitmire common stock received an aggregate of approximately 6,802,000 Class A common shares and approximately 1,861,000 Class B common shares in exchange for all of the previously outstanding common stock of Whitmire. In addition, Whitmire's outstanding stock options were converted into options to purchase an aggregate of approximately 1,721,000 additional Common Shares pursuant to the terms of such options and the Reorganization Agreement.

    On December 17, 1993, the Company issued approximately 296,000 Common Shares in a merger transaction for all of the capital stock of PRN Services, Inc., a distributor of pharmaceuticals and medical supplies to oncologists and oncology clinics. The transaction was accounted for as a pooling-of-interests business combination. The impact of the PRN merger, on both an historical and pro forma basis, is not significant. Accordingly, prior periods have not been restated for the PRN merger.

    On May 4, 1993, the Company acquired all of the outstanding capital stock of Solomons Company, a wholesale drug distributor based in Savannah, Georgia, in exchange for approximately 1,062,000 Common Shares. The transaction was accounted for by the purchase method. Had the acquisition occurred at the beginning of fiscal 1993, operating results on a pro forma basis would not have been significantly different.

4.  NOTES PAYABLE, BANKS

    The Company has entered into various uncommitted line-of-credit arrangements which allow for borrowings up to $225,000,000 and $221,000,000 at June 30, 1995 and 1994, respectively, at various money market rates. The amount outstanding under such arrangements was $3,000,000 and $25,000,000, at weighted average interest rates of 6.89% and 4.28%, at June 30, 1995 and 1994, respectively.

    In addition to the aforementioned credit arrangements, at June 30, 1995, the Company has revolving credit agreements with eight banks which have a maturity of less than one year, are renewable on a quarterly basis, and allow the Company to borrow up to $100,000,000 (none of which was in use at either June 30, 1995 or 1994). The

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




Company is required to pay a commitment fee at the annual rate of .125% on the average daily unused amounts of the total credit allowed under the revolving credit agreements.

    Total available but unused lines of credit at June 30, 1995 and June 30, 1994 were $322,000,000 and $296,000,000, respectively.

5.  LONG-TERM OBLIGATIONS

          Long-term obligations consist of the following (in thousands):

                                                                       June 30,        June 30,
                                                                         1995            1994
                                                                     -------------   -------------
           Notes; 6.5% due 2004                                      $     100,000   $     100,000
           Notes; 8% due 1997                                              100,000         100,000
           Primarily mortgage revenue bonds, notes and capital
             leases; 3.70% to 14.07%, and rates that fluctuate
             based on prime, due in varying installments
             through 2002                                                   11,285          12,967
                                                                     -------------   -------------

               Total                                                       211,285         212,967
           Less:  current portion                                          (2,083)         (2,929)
                                                                     -------------   -------------

               Long-term obligations, less current portion           $     209,202   $     210,038
                                                                     =============   =============


         On February 23, 1994, the Company sold $100,000,000 of 6.5% Notes due 2004 (the "6.5% Notes") in a public offering. The 6.5% Notes represent unsecured obligations of the Company, are not redeemable prior to maturity and are not subject to a sinking fund. Issuance costs of approximately $860,000 incurred in connection with the offering are being amortized on a straight-line basis over the period the 6.5% Notes will be outstanding. The Company used the proceeds of this sale for general corporate purposes, including the repayment of bank lines of credit incurred as part of the Whitmire Merger (see Note 3). In anticipation of the sale of the 6.5% Notes, the Company entered into an interest rate hedge agreement, which was terminated at the approximate time of the issuance of the 6.5% Notes, resulting in a deferred gain of approximately $1.3 million which is being amortized as a reduction of interest expense over the period the 6.5% Notes are outstanding.

         On March 11, 1992, the Company sold $100,000,000 of 8% Notes due 1997 (the "8% Notes") in a public offering. The 8% Notes represent unsecured obligations of the Company, are not redeemable prior to maturity and are not subject to a sinking fund. Issuance costs of approximately $718,000 incurred in connection with the offering, are being amortized on a straight-line basis over the period the 8% Notes will be outstanding.

         The Company has entered into various interest rate swap agreements, which serve to hedge the Company's aggregate interest cost on the 8% Notes, in response to falling interest rates subsequent to the issuance of the 8% Notes. The net effect of the swap agreements is that the Company exchanged its fixed rate position on the 8% Notes for a fixed rate of 5.1% for the period July 15, 1992, through March 1, 1993, a fixed rate of 6.5% for the period March 2, 1993, through March 1, 1994, and, thereafter, a fixed rate of 8.1% through March 1, 1997 (the maturity date of the 8% Notes). In May 1993, two of the offsetting swap agreements were canceled at no gain or loss to the Company. The notional principal in each of the four swap agreements outstanding at June 30, 1995 is $100 million. Due to the offsetting nature of the swaps, the market value of those in a net receivable position approximates the market value of those in a net payable position. The risk of accounting loss, based on discounted cash flows, in the event of nonperformance by counterparties with whom the Company is in a net receivable position is approximately $3 million as of June 30, 1995; however, based on the credit quality of the counterparties, the Company believes the

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




likelihood of such a credit loss to be remote. The Company recognizes in income the periodic net cash settlements under the matched swap agreements as they accrue.

         Certain long-term obligations are collateralized by property and equipment of the Company with an aggregate book value of approximately $11,480,000 at June 30, 1995.

         Maturities of long-term  obligations for future fiscal years are as follows (in thousands):
                                      1996                   $       2,083
                                      1997                         101,844
                                      1998                           1,043
                                      1999                             923
                                      2000                             873
                                      Thereafter                   104,519
                                                             -------------
                                      Total                  $     211,285
                                                             =============


6.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and equivalents, marketable securities, notes payable--banks and other accrued liabilities at June 30, 1995, and June 30, 1994, approximate their fair value because of the short-term maturities of these items.

    The estimated fair value of the Company's long-term obligations was $211,160,000 and $206,068,000 as compared to the carrying amounts of $211,285,000 and $212,967,000 at June 30, 1995, and June 30, 1994,
respectively. The fair value of the Company's long-term obligations is estimated based on the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities.

7.  INCOME TAXES

    Effective the beginning of fiscal 1993, Cardinal adopted SFAS No. 109. Under the provisions of SFAS No. 109, income taxes are recorded under the liability method. SFAS No. 109 results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities (temporary differences), and operating loss and tax credit carryforwards for tax purposes. The cumulative effect of adopting SFAS No. 109 ($10,000,000) has been reported as a change in accounting principle retroactive to the beginning of fiscal 1993.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



        The provision (credit) for income taxes consists of the following (in thousands):

                                                               Fiscal Year Ended
                                                 ---------------------------------------------
                                                   June 30,        June 30,        March 31,
                                                     1995            1994             1993
                                                 -------------   -------------   -------------
                        Current:
                          Federal                $      41,882   $      49,707   $      36,254
                          State                          4,651           5,373           6,183
                                                 -------------   -------------   -------------

                            Total                       46,533          55,080          42,437

                        Deferred                        24,037        (11,616)        (10,285)
                                                 -------------   -------------   -------------

                            Total provision      $      70,570   $      43,464   $      32,152
                                                 =============   =============   =============



        A reconciliation of the Company's income tax provision and the provision based on the Federal statutory income tax rate follows:


                                                            Fiscal Year Ended
                                                 ---------------------------------------------
                                                  June 30,        June 30,         March 31,
                                                    1995            1994             1993
                                                 -------------   -------------   -------------
                Provision at Federal
                  statutory rate                      35.0%           35.0 %           34.0 %
                State income taxes, net of
                  Federal benefit                      4.1             3.8              4.2
                Nondeductible expenses                                 7.3
                Other                                  2.0             0.8            (0.5)
                                                 -------------   -------------   -------------

                  Effective income tax rate           41.1%           46.9 %           37.7 %
                                                 =============   =============   =============


        The components of the deferred income tax assets and liabilities are as follows (in thousands):


                                                                       June 30,        June 30,
                                                                         1995            1994
                                                                    --------------  --------------
              Deferred income tax assets:
                Allowance for doubtful accounts                     $       14,305  $       11,159
                Accrued liabilities                                         16,343          24,141
                Stock option compensation                                                    2,240
                Other                                                       14,103           2,612
                                                                    --------------  --------------

                  Total deferred income tax assets                          44,751          40,152
                                                                    --------------  --------------
              Deferred income tax liabilities:
                Inventory basis differences                               (46,471)        (25,095)
                Property related                                           (4,773)         (3,063)
                Other                                                     (16,330)         (3,624)
                                                                    --------------  --------------

                  Total deferred income tax liabilities                   (67,574)        (31,782)
                                                                    --------------  --------------

                    Net deferred income tax assets (liabilities)    $     (22,823)  $        8,370
                                                                    ==============  ==============

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

        The above amounts are classified in the supplemental consolidated balance sheets as follows (in thousands):


                                                                       June 30,        June 30,
                                                                         1995            1994
                                                                   -------------   -------------
               Prepaid expenses and other                          $               $       8,721
               Other accrued liabilities                                (11,364)
               Other liabilities                                        (11,459)           (351)
                                                                   -------------   -------------

                 Net deferred income tax assets (liability)        $    (22,823)   $       8,370
                                                                   =============   =============

8.  EMPLOYEE RETIREMENT BENEFIT PLANS

    Substantially all of the Company's non-union employees are enrolled in Company-sponsored contributory profit sharing and retirement savings plans which include features under Section 401(k) of the Internal Revenue Code, and provide for Company matching and profit sharing contributions. The Company's contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.

    Qualified union employees are covered by Company-sponsored and multiemployer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee's years of service and average compensation at retirement.

    The effect of the Company-sponsored defined benefit plans on the Company's supplemental consolidated financial statements is not material.

    Employee retirement benefit plans expense was as follows (in thousands):


                                                                    Fiscal Year Ended
                                                      ---------------------------------------------
                                                        June 30,         June 30,       March 31,
                                                          1995             1994            1993
                                                      -------------   -------------   -------------
                Defined contribution plans            $       5,611   $       4,053   $       3,514
                Multiemployer plans                             637             522             538
                                                      -------------   -------------   -------------

                Total                                 $       6,248   $       4,575   $       4,052
                                                      =============   =============   =============


    The adoption of Financial Accounting Standards Board Statement No. 112, "Employer's Accounting for Postemployment Benefits" in 1995 had no material effect on the supplemental consolidated financial statements of the Company.

9.  COMMITMENTS AND CONTINGENT LIABILITIES

    The Company leases certain warehouse and office facilities, vehicles, and data processing equipment under operating leases. The leases expire at various dates over the next twelve years. Certain of these leases provide for renewal options and/or contingent rentals based on various factors.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




        The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at June 30, 1995, are as follows (in thousands):

                              1996                               $13,042
                              1997                                11,293
                              1998                                 9,287
                              1999                                 7,584
                              2000                                 3,868
                              Thereafter                          10,461
                                                                 -------
                              Total                              $55,535
                                                                 =======

    The minimum rental payments above have been reduced by sublease rentals of approximately $438,000 in 1996 and $353,000 in 1997. Rental expense (net of sublease rental income) relating to operating leases and short-term cancelable leases was approximately $13,740,000, 12,217,000 and $11,167,000 in fiscal 1995, 1994, and 1993, respectively.

    In connection with its supplier relationship with various customers, the Company has guaranteed certain indebtedness and lease payments. As of June 30, 1995, these guarantees total approximately $1,633,000. Additionally, the Company has committed to provide approximately $3,400,000 of financial assistance to third parties.

    During fiscal 1994, the Company began a program whereby certain customer notes receivables were sold, with full recourse, to a commercial bank. As of June 30, 1995, amounts outstanding on customer notes receivables sold to the commercial bank under this program totaled approximately $6,860,000.

    The Company becomes involved from time-to-time in litigation arising out of its normal business activities. In addition, in November 1993, Cardinal, Whitmire, five other pharmaceutical wholesalers, and twenty-four pharmaceutical manufacturers were named as defendants in a series of purported class action antitrust lawsuits alleging violations of various antitrust laws associated with the chargeback pricing system. The Company believes that the allegations set forth against Cardinal and Whitmire in these lawsuits are without merit.
In the opinion of management, the Company's liability, if any, under any pending litigation would not have a material adverse effect on the Company's financial condition or results of operations.

10. REDEEMABLE PREFERRED STOCK

    Prior to February 7, 1994, Whitmire had authorized 360,000 shares of
redeemable preferred $.01 par value stock.   Whitmire would have been required
to redeem, at $100.00 per share plus accrued but unpaid dividends, all shares of its Senior and Series A Preferred Stock commencing in October 1994 through July 1996. Stockholders' equity was charged $840,000 in fiscal 1993 for accretion relative to this mandatory redemption obligation. As of March 31, 1993, a total of $4,200,000 had been credited to redeemable preferred stock through accretion. Pursuant to the terms of the Reorganization Agreement between Cardinal and Whitmire (see Note 3), all of the outstanding shares of Whitmire Senior and Series A Preferred Stock were redeemed as of February 7, 1994, the date of the Whitmire Merger.

11. SHAREHOLDERS' EQUITY

    At June 30, 1995 the Company's authorized capital shares consisted of
(a) 60,000,000 Class A common shares, without par value, of which 48,339,477 and 41,349,307 (as adjusted to reflect the business combination with Medicine Shoppe) were outstanding and 193,292 and 179,878 were held in treasury at cost at June 30, 1995, and June 30, 1994, respectively; (b) 5,000,000 Class B common shares, without par value, of which none and 2,971,375 were outstanding at June 30, 1995 and June 30, 1994, respectively; and (c)

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




500,000 non-voting preferred shares without par value, none of which have been issued. The Class A common shares and Class B common shares are collectively referred to as Common Shares. On November 14, 1995, at the Company's annual meeting of shareholders, a resolution was passed which increased the Company's authorized Class A common shares to 100 million.

    The Class B common shares were issued to a former Whitmire stockholder in February 1994 in connection with the Whitmire Merger. All of the Class B common shares outstanding at June 30, 1994 were converted to Class A common shares during the year ended June 30, 1995. Prior to the conversion of Class B common shares, all holders of Class A common shares and Class B common shares participated equally in dividends when and as declared by the Company's Board of Directors. Holders of Class A common shares were entitled to one vote per share for the election of Directors and upon all matters on which shareholders were entitled to vote. Holders of Class B common shares were entitled to one-fifth of one vote per share in the election of Directors and upon all matters which shareholders were entitled to vote.

    On September 26, 1994, 8,050,000 of the Company's Common Shares were sold pursuant to a public offering. Approximately 1,867,000 Common Shares (the "Issued Shares") were sold by the Company, and approximately 6,183,000 Common Shares (the "Existing Shares") were sold by certain shareholders of the Company. The Existing Shares included all of the issued and outstanding Class B common shares, which were converted to Class A common shares prior to their sale to the public. Net proceeds received by the Company of approximately $70 million from the sale of the Issued Shares were used to finance working capital growth and for other general corporate purposes. The Company did not receive any of the proceeds from the sale of the Existing Shares.

    On June 11, 1993, the Company called its 7.25% convertible Subordinated Debentures due 2015 (the "Subordinated Debentures") for redemption, effective as of July 2, 1993. Following this call, $74,920,000 of Subordinated Debentures were converted into Common Shares of the Company. The remaining $80,000 of Subordinated Debentures outstanding were redeemed for cash. The amount credited to shareholders' equity as a result of the conversion of the Subordinated Debentures was reduced by unamortized offering costs of approximately $1,767,000 and costs directly related to the conversion of approximately $13,000.

    During fiscal 1993, Whitmire canceled adjustment share rights, previously granted to outside investors, representing rights to purchase shares of Whitmire common stock (a defined percentage of the adjustment share rights were cancelable annually up to 100% based upon the achievement of certain financial targets). Additionally, certain conditions relative to the exercise of Whitmire options were eliminated. For financial reporting purposes, the modification of the terms of these options previously granted to key employees has been treated as if the options were issued on the date that the terms were modified. Accordingly, a compensation charge totaling approximately $5.2 million was recorded relative to these changes. The compensation charge is equal to the fair value (as determined by an independent appraisal) of the options on the date that the terms of the options were modified. Pursuant to the terms of the Reorganization Agreement (see Note 3), warrants to purchase shares of Whitmire common stock which, upon exercise became convertible into approximately 2,831,000 Common Shares at an average price of $0.08 per share, were exercised prior to the consummation of the pooling-of-interests business combination of Cardinal and Whitmire.

       On April 14, 1993, the Company repurchased all of the Common Shares (approximately 725,000) owned by subsidiaries of North American National Corporation, the former Chairman of which is also a Director of the Company, at a price of $21.20 per share. Nearly all of these shares were subject to certain restrictions contained in a Shareholders Agreement among North American National Corporation and other individual shareholders, which restrictions were released as part of the repurchase transaction.

12. STOCK OPTIONS AND RESTRICTED SHARES

    The Company maintains stock incentive plans (the "Plans") for the benefit of certain officers, directors and key employees.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




Options granted are generally exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant. On November 14, 1995 the Company's shareholders approved a new equity incentive plan (the "New Plan") which authorized the issuance of up to an aggregate of 2,000,000 Common Shares in the form of incentive stock options, nonqualified stock options, performance shares and restricted shares. The Common Shares authorized for issuance under the New Plan are in addition to 1,766,000 Common Shares which were issuable pursuant to stock options outstanding immediately prior to the approval of the New Plan.

    The following summarizes all stock option transactions for the Company and Medicine Shoppe (excluding Whitmire, see below) under the Plans from March 31, 1992, through June 30, 1995, giving retroactive effect to stock splits (in thousands, except per share amounts):

                                                     Number        Exercise Prices
                                                   of Options         Per Share            Total
                                                   ----------   ---------------------  ------------
          Balance Outstanding, March 31, 1992             954   $    4.00 - $   30.16  $     12,430
            Granted                                       297       20.80 -     32.87         6,780
            Exercised                                   (373)        4.00 -     27.14       (2,625)
            Canceled                                     (19)       11.14 -     30.46         (362)
                                                   ----------                          ------------
          Balance Outstanding, March 31, 1993             859        7.78 -     32.87        16,223
            Granted                                       775       23.20 -     38.60        26,959
            Exercised                                    (69)        7.78 -     28.96       (1,070)
            Canceled                                     (38)       17.04 -     38.60         (997)
                                                   ----------                          ------------
          Balance Outstanding, June 30, 1994            1,527        7.78 -     38.60        41,115
            Granted                                       484       36.23 -     49.50        22,959
            Exercised                                   (155)        7.78 -     38.60       (2,541)
            Canceled                                     (19)       21.00 -     49.50         (678)
                                                   ----------                          ------------
          Balance Outstanding, June 30, 1995            1,837   $    7.78 - $   49.50  $     60,855
                                                   ==========                          ============


    At June 30, 1995, approximately 478,000 option shares under the Plans were exercisable.

    In connection with the Whitmire Merger, outstanding Whitmire stock options granted to current or former Whitmire officers or employees were automatically converted into options ("Cardinal Exchange Options") to purchase an aggregate of approximately 1,721,000 additional Common Shares pursuant to the terms of such options and the Reorganization Agreement (see Note 3). Under the terms of their original issuance and as reflected in the Reorganization Agreement, the exercise price for substantially all of the Cardinal Exchange Options is remitted to certain former investors of Whitmire. Cardinal Exchange Options to purchase 1,250,000 and 271,000 Common Shares, with an average option price of $1.52 and $1.60, were exercised in fiscal 1995 and 1994, respectively. At June 30, 1995, Cardinal Exchange Options to purchase approximately 200,000 shares were outstanding with an average exercise price of $2.08 per share. At December 31, 1995, approximately 15,000 Cardinal Exchange Options remained outstanding.

    The market value of restricted shares awarded by the Company is recorded as unamortized restricted stock awards and shown as a separate component of shareholders' equity. The compensation awards are amortized to expense over the period in which participants perform services, generally one to six years. As of June 30, 1995, approximately 440,000 restricted shares have been issued, of which approximately 168,000 shares remain restricted and subject to forfeiture and approximately 16,000 shares have been forfeited.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




13. SUPPLEMENTAL CASH FLOW INFORMATION

    Income tax and interest payments for the fiscal years ended June 30, 1995 and 1994, and March 31, 1993 were as follows (in thousands):

                                                                Fiscal Year Ended
                                                  ---------------------------------------------
                                                     June 30,       June 30,        March 31,
                                                      1995            1994            1993
                                                  -------------   -------------   -------------
                     Interest paid                $      20,166   $      16,412   $      25,889
                     Income taxes paid            $      20,416   $      44,299   $      33,880


    In conjunction with the acquisition of Humiston-Keeling (see Note 3), the fair value of assets acquired was $127,674,000, cash paid for the issued and outstanding shares was $33,334,000, and total liabilities assumed were $94,390,000 (including total debt of approximately $1,670,000).

    In conjunction with the pooling-of-interests business combination with Behrens (see Note 3) in fiscal 1995, the historical cost of Behrens assets combined was approximately $25,396,000, and the total liabilities assumed (including total debt of approximately $1,336,000) were approximately $15,617,000.

    In conjunction with the pooling-of-interests business combination with PRN (see Note 3) in fiscal 1994, the historical cost of PRN assets combined was approximately $16,946,000, and the total liabilities assumed (including total debt of approximately $5,847,000) were approximately $16,564,000.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following selected quarterly financial data (presented in thousands, except per share amounts) for fiscal 1995 and 1994 has been restated to reflect the pooling-of-interests business combination with Medicine Shoppe (see Notes 1 and 3):

                                                First         Second          Third         Fourth          Total
                                               Quarter        Quarter        Quarter        Quarter          Year
                                               -------        -------        -------        -------         -----
Fiscal 1995:
   Net revenues                           $  1,832,128   $   1,999,267   $  2,001,250   $  2,027,274    $   7,859,919
   Gross margin                                114,082         123,627        137,992        133,509          509,210
   Selling, general and administrative
     expenses                                   77,358          78,824         81,660         83,671          321,513
   Operating earnings                           36,724          44,803         56,332         49,838          187,697
   Net earnings available for Common Shares     19,710          24,942         29,986         26,362          101,000
   Net earnings per Common Share:
     Primary                              $       0.42   $        0.51   $       0.61   $       0.53    $        2.07
     Fully diluted                                0.42            0.51           0.61           0.53             2.07
---------------------------------------------------------------------------------------------------------------------
Fiscal 1994:
   Net revenues                           $  1,302,510   $   1,410,049   $  1,523,157   $  1,602,858    $   5,838,574
   Gross margin                                 87,329          93,432        108,676        106,117          395,554
   Selling, general and administrative
     expenses                                   58,053          59,628         66,358         68,399          252,438
   Operating earnings                           29,276          33,804          6,438         37,718          107,236
   Net earnings (loss) available for
     Common Shares                              15,082          18,124        (5,480)         20,264           47,990
   Net earnings (loss) per Common Share:
     Primary                              $       0.33   $        0.39   $     (0.12)   $       0.44    $        1.04
     Fully diluted                                0.33            0.39         (0.12)           0.44             1.04

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




    The following supplemental information for fiscal 1994 excludes the impact of unusual items (see Note 2 for discussion of presentation) and assumes the redemption of Whitmire's preferred stock. Solely for the purposes of the supplemental information presented below, such redemption is assumed to have been funded from the liquidation of investments in tax-exempt marketable securities (in thousands, except per share amounts).

                                                First         Second          Third         Fourth          Total
                                               Quarter        Quarter        Quarter        Quarter          Year
                                               ------         ------         -------        -------         -----
Fiscal 1994:
   Net revenues                              $ 1,302,510   $  1,410,049   $  1,523,157   $  1,602,858   $   5,838,574
   Gross margin                                   87,329         93,432        108,676        106,117         395,554
   Selling, general and administrative
     expenses                                     58,053         59,628         66,358         68,399         252,438
   Operating earnings, excluding unusual items    29,276         33,804         42,318         37,718         143,116
   Net earnings available for Common Shares,
     excluding unusual items                      15,477         18,518         22,844         20,264          77,103
   Net earnings per Common Share,
     excluding unusual items:
     Primary                                 $      0.34   $       0.40   $       0.50   $       0.44   $        1.68
     Fully diluted                                  0.34           0.40           0.49           0.44            1.67

    Operating earnings and earnings available for Common Shares before cumulative effect of change in accounting principle ("Earnings") as reported in the Company's quarterly financial data for fiscal 1994 are reconciled to the respective amounts in the preceding table as follows (in thousands):


                                                                             Third Quarter
                                               First        Second    ---------------------------
                                              Quarter      Quarter       Operating
                                             Earnings      Earnings      Earnings      Earnings
                                           ------------  ------------ --------------  -----------
            Fiscal 1994:
              As reported                  $     15,082  $     18,124 $        6,438  $   (5,480)
              Supplemental adjustments:
                Merger costs                                                  35,880       28,180
                Preferred stock                     520           520                         165
                redemptions
                Interest adjustment on
                   preferred stock                (125)         (126)                        (21)
                                           ------------  ------------ --------------  -----------
              As supplementally adjusted   $     15,477  $     18,518 $       42,318  $    22,844
                                           ============  ============ ==============  ===========

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




    The above selected quarterly financial data differs from amounts previously reported in quarterly reports filed with the Securities and Exchange Commission due to the merger with Medicine Shoppe on November 13, 1995 (see Note 3). Amounts reported by the Company prior to the Medicine Shoppe Merger are presented below and differ from the above selected quarterly financial data solely due to the addition of Medicine Shoppe amounts pursuant to the pooling-of-interests accounting method for business combinations (in thousands, except per share amounts).


                                                First         Second          Third         Fourth          Total
                                               Quarter        Quarter        Quarter        Quarter          Year
                                               ------         ------         -------        -------         -----
Fiscal 1995:
   Net revenues                           $  1,818,687   $   1,985,863   $  1,987,973   $  2,013,569    $   7,806,092
   Gross margin                                103,357         112,475        126,704        121,920          464,456
   Selling, general and administrative
     expenses                                   72,201          73,800         76,488         78,328          300,817
   Operating earnings                           31,156          38,675         50,216         43,592          163,639
   Net earnings available for Common Shares     16,025          20,877         25,906         22,165           84,973
   Net earnings per Common Share:
     Primary                              $       0.39   $        0.49   $       0.61   $       0.52    $        2.01
     Fully diluted                                0.39            0.49           0.61           0.52             2.01
----------------------------------------------------------------------------------------------------------------------
Fiscal 1994:
   Net revenues                           $  1,291,470   $   1,397,769   $  1,510,674   $  1,590,498    $   5,790,411
   Gross margin                                 77,775          83,312         98,371         95,714          355,172
   Selling, general and administrative
     expenses                                   53,556          54,855         61,531         63,363          233,305
   Operating earnings                           24,219          28,457            960         32,351           85,987
   Net earnings (loss) available for
     Common Shares                              11,806          14,574        (9,096)         16,647           33,931
   Net earnings (loss) per Common Share:
     Primary                              $       0.30   $        0.37   $     (0.23)   $       0.42    $        0.86
     Fully diluted                                0.30            0.37         (0.23)           0.42             0.86

    The Company previously reported the following results for the three months ended September 30, 1995: net revenues $2,033,034,000; gross margin $118,247,000; selling, general and administrative expenses $79,840,000; operating earnings $38,407,000; and net earnings available for Common Shares $20,527,000. Primary and fully diluted earnings per Common Share were both $0.48.

15. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

    The Company's trade receivables, and finance notes and accrued interest receivable are exposed to a concentration of credit risk with customers in the retail and health care sectors. However, the credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company's expectations.

    During fiscal 1995, the Company's two largest customers accounted for 11% of net revenues and 82% of direct deliveries, respectively. Trade receivables due from these two customers aggregated approximately 22% of total trade receivables at June 30, 1995.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


16.  RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption no later than the Company's fiscal 1997. The new standard defines a fair value method of accounting for stock options and similar equity instruments, under which compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

  Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in the financial statements pro forma net income and earnings per share as if the new method of accounting had been applied.

  The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.